Exhibit 10
EXECUTION VERSION

October 12, 2018
William M. Brown
Address on file with the Company
Dear Bill:
This letter memorializes our recent discussions regarding the terms of your employment with Harris Corporation (the “Company”) following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger among the Company, L3 Technologies, Inc. (“L3”) and Leopard Merger Sub Inc., dated as of October 12, 2018 (the “Merger Agreement”). Except as modified herein, the terms of your Employment Agreement, entered into on October 8, 2011 (the “Employment Agreement”), and your Executive Change in Control Severance Agreement, entered into on November 1, 2011 (the “CIC Agreement”), will remain in full force and effect. Capitalized terms not defined herein have the meanings ascribed to them in the Employment Agreement. In the event that (i) your employment with the Company terminates for any reason prior to the Closing Date (as defined in the Merger Agreement) or (ii) the Merger Agreement is terminated prior to the closing of the Merger, this letter will automatically terminate and be of no further force or effect and neither of the parties will have any obligations hereunder.

1.	Position.
For the period commencing on the Closing Date and ending on the second anniversary of the Closing Date (the “Initial Period”), you will continue to serve as the Chief Executive Officer of the Company and report directly to the Company’s Board of Directors (the “Board”). You will also continue to serve as Chairman of the Board after the Closing Date. During the Initial Period, (i) you will be responsible for oversight of enterprise-wide functions, (ii) positions such as the President and Chief Operating Officer, Chief Financial Officer, Chief Strategy Officer, Human Resources Officer, General Counsel, Chief Technology Officer and Chief Information Officer will report directly to you, (iii) the President and Chief Operating Officer will be responsible for oversight of operational functions, (iv) positions such as the presidents of each operating segment, business development, supply chain, manufacturing and other operating functions will report directly to the President and Chief Operating Officer and (v) you and the President and Chief Operating Officer will (x) establish and co-chair an integration steering committee to be composed of executives and other employees to be mutually selected by you and the Chief Operating Officer and President of the Combined Company (as defined in the Merger Agreement) and (y) have joint responsibility for overseeing the officer of the Combined Company that is responsible for leading the integration process of the businesses of the Company and L3 following the Closing Date.
For the period commencing on the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date (the “Subsequent Period”), you will serve as Executive Chairman of the Board and report directly to the Board. As Executive Chairman during the Subsequent Period, your duties and responsibilities will be determined by the Board in good faith in consultation with you and will be consistent with your position.

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On the third anniversary of the Closing Date, you will retire as an officer and employee of the Company and will resign as a member of the Board.

2.	Compensation.
During the Initial Period, your annual base salary will be $1,450,000, your target annual cash bonus award will be $2,500,000, the target value of your annual long-term incentive awards will be $10,250,000 and in no case will your annual base salary, annual bonus target, annual bonus payment, target value of your annual long-term incentive award or annual long-term incentive award be less than that paid or granted by the Company to Christopher Kubasik (assuming you remain employed for the full fiscal year in respect of which such bonus or award is earned).1 To the extent that normal annual compensation review cycles occur prior to Closing, the Company may (but is not required to) adjust your compensation elements to amounts not exceeding the contemplated levels in the preceding sentence.
During the Subsequent Period, your annual base salary, target annual cash bonus award and target value of your long-term incentive awards will be determined by the Compensation Committee of the Board (the “Compensation Committee”) prior to the commencement thereof; provided that in no event will your annual base salary, annual bonus target, annual bonus payment, target value of your annual long-term incentive award or annual long-term incentive award be less than that paid or granted by the Company to Christopher Kubasik (assuming you remain employed for the full fiscal year in respect of which such bonus or award is earned). Notwithstanding the foregoing, the Compensation Committee will retain discretion to increase, but not decrease, the amount of your annual base salary, annual bonus target, annual bonus payment, target value of your annual long-term incentive award and your annual long-term incentive award at any time during the Initial Period and Subsequent Period, provided that any adjustment applied to such amounts will be equally applied to Christopher Kubasik’s annual base salary, annual bonus target, annual bonus payment, target value of his annual long-term incentive award and his annual long-term incentive award, as applicable. Commencing January 1, 2020, you will be eligible for benefits and perquisites at levels no less favorable than those provided to Christopher Kubasik.
No later than 30 days following the Closing Date (or, if that date occurs within a “quiet period” under the Company’s equity grant policy, the first trading date following the end of such “quiet period”), you will receive a one-time integration award comprised of (i) performance stock units with a target value of $2,500,000 (the “Integration PSUs”) and (ii) performance-based non-qualified stock options with a grant date value of $5,000,000 and a 10-year term (the “Integration Options” and collectively, with the Integration PSUs, the “Integration Award”). Both components of the Integration Award will be subject to three-year cliff-vesting. The Integration PSUs will be subject to a 0 to 2 times target payout for the achievement of cost synergy goals from the Closing Date through December 31, 2021 and a separate 0.5 to 2 times modifier of any such earned payouts for achievement of a cumulative earnings per share goal over the same period, in each case as established by the Compensation Committee in good faith in consultation with you and communicated to you at the time of grant. The actual earned value of the Integration PSUs will be determined by the Compensation Committee based on its assessment of the achievement of the applicable performance objectives. The Integration PSUs will accrue dividends in an amount equal

1. Company has right to make appropriate adjustments for 7/1/19-12/31/19 stub period.

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to the cash dividends or other distributions, if any, which are paid during the performance period and will be paid upon settlement of the earned Integration PSUs. The Integration Options will be subject to a performance-vesting condition such that the award will vest and become exercisable only if 80% of the cost synergy goal is achieved. The Integration Award will be in addition to the long-term incentive award opportunity in the preceding paragraphs and the Integration Award will be on terms and conditions determined by the Compensation Committee that are the same as the equity-based integration awards granted to other senior executives of the Company generally.

3.	Termination of Employment.
Involuntary Termination During the Initial Period
If, during the Initial Period, your employment terminates other than by reason of a “Nonqualifying Termination” (as defined in the CIC Agreement), you will be entitled to: (i) the compensation and benefits and other rights provided under the CIC Agreement (provided that the multiplier used in Section 3(a)(2) of the CIC Agreement to determine your lump sum cash severance amount pursuant to such clause will be “three (3) times” and the length of the in-kind benefit continuation period under Section 3(b) of the CIC Agreement will be “three (3) years”) (the “CIC Severance Benefits”), (ii) a portion of the Integration Award (one-third of the Integration Award if the date of termination occurs during the first year of the Initial Period and two-thirds of the Integration Award if the date of termination occurs the second year of the Initial Period) will remain outstanding and eligible to vest (with the remaining portion forfeited) for the remainder of the applicable performance period based on the attainment of the applicable performance goals and option exercisability for the life of the award for any Integration Options that satisfy the performance-vesting condition, (iii) monthly cash payments in an amount determined by the Board at the time of your termination (the “Benefit Continuation Payments”) in lieu of providing you any in-kind medical and prescription drug benefit continuation from the end of the three year benefit continuation period provided under Section 3(b) of the CIC Agreement until you reach age 65 (or, if earlier, the date you become eligible to receive comparable benefits from another employer; provided, that your right to receive Benefit Continuation Payments hereunder shall resume in the event you subsequently become ineligible for such benefits from another employer) and (iv) subject to your compliance with Sections 10(a), 10(b) and 11 of the Employment Agreement, the following treatment of your outstanding equity-based awards other than the Integration Award (the “Equity Vesting Rights”):

A.
each stock option will become fully vested and exercisable immediately prior to the termination of your employment, and each option (whether it became vested immediately prior to termination or was previously vested) will remain exercisable for the life of the award;

B.	each restricted stock unit shall become fully vested and promptly issuable for one share of the Company’s common stock pursuant to its terms; and

C.
each performance share unit or performance restricted stock unit will remain outstanding and (A) if your termination occurs prior to the end of the applicable performance period, the units will remain outstanding and eligible to vest for the remainder of the applicable performance period based on the attainment of the applicable performance goals (and any requirement for you to remain employed will be waived); and (B) if your termination occurs after the end of the applicable

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performance period and there is a requirement for you to remain employed for a subsequent vesting period, such requirement shall be waived and the number of shares earned with respect to such performance period shall become fully vested.
Involuntary Termination During the Subsequent Period
If, during the Subsequent Period, your employment is terminated by the Company without “Cause” (other than by reason of death or “Disability”) or if you resign as a result of a “Constructive Termination” (as such terms are defined in your Employment Agreement), you will be entitled to: (i) the CIC Severance Benefits provided that two-thirds of the cash severance payable under Section 3(a)(2) of the CIC Agreement will be paid in substantially equal monthly installments over the 24-month period commencing in the month following the month in which your termination occurs, with the remaining one-third paid in a lump sum upon your termination, (ii) the Equity Vesting Rights, (iii) the Integration Award will remain outstanding and eligible to vest for the remainder of the applicable performance period based on the greater of target performance and actual attainment of the applicable performance goals, with the Integration Options being exercisable for the life of the award and (iv) the Benefit Continuation Payments.
Retirement at the End of the Subsequent Period
Upon your retirement at the end of the Subsequent Period, you will not be entitled to any cash severance, but will be entitled to receive: (i) the Equity Vesting Rights, (ii) payment or vesting, as applicable, of the Integration Award based on actual performance, with Integration Options that satisfy the performance-vesting condition being exercisable for the life of the award, (iii) the Company-paid COBRA benefits described in Section 9(c)(iii)(D) of the Employment Agreement, (iv) the Benefit Continuation Payments, provided such amounts will instead run from the end of the 18 month COBRA continuation period provided under Section 9(c)(iii)(D) of the Employment Agreement and (v) for 12 months following your retirement, (A) exclusive use of an office suite procured by Company outside of the Company’s premises and (B) administrative support provided by an employee of the Company on an exclusive basis and at a level commensurate with that provided as of the date of your retirement.
Release Requirement
All separation payments and benefits in this Paragraph 3 will be subject to your execution and non-revocation of a release of claims in favor of the Company and its affiliates, consistent in substance with the releases of claims used at the time by the Company in connection with separations of senior corporate executives. The Company shall deliver to you the form of release of claims within five business days of the date of your termination. For avoidance of doubt, such release of claims shall be limited to a release of claims arising in connection with your employment or service (or the termination thereof) and such release of claims shall not include any restrictive covenants or otherwise impose any additional obligations on you following your termination.

4.	Acknowledgments.
You acknowledge and agree that you will not have “Good Reason” under the CIC Agreement nor will a “Constructive Termination” be deemed to occur under your Employment Agreement, in each case, solely as a result of (i) the closing of the Merger or the assignment to the

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President and Chief Operating Officer of the Company of the duties and responsibilities specified in Paragraph 1 above, (ii) your transition to Executive Chairman at the completion of the Initial Period or (iii) your retirement after the Subsequent Period. For the avoidance of doubt, you shall retain the right to terminate your employment with the Company for “Good Reason” under the CIC Agreement and as a result of a “Constructive Termination” under the Employment Agreement other than as specified above.
In addition, the definition of “Cause” contained in your CIC Agreement and your Employment Agreement will include as a clause thereof, “an independent third-party investigator mutually agreed to by you and the Company determines that you have engaged in an act of personal misconduct that (1) is a willful and substantial violation of the Company’s Corporate Policy on Equal Employment Opportunity, Anti-Harassment and Non-Retaliation (or any successors thereto) and there is a material risk that such action could cause meaningful harm to the Company (reputationally or otherwise) or (2) gives rise to a material risk of meaningful harm to the Company (reputationally or otherwise) under federal or applicable state law for discrimination or sexual harassment to subordinate employees”. Further, you agree that if the Board reasonably believes that facts exist that may justify a termination of your employment for “Cause” under your CIC Agreement (or, for actions committed after the second anniversary of the Closing Date, your Employment Agreement), the Board retains the right to place you on a paid leave of absence for up to 10 calendar days pending its investigation of your conduct and the Board’s decision to place you on paid leave will not constitute grounds for you to terminate your employment for “Good Reason” under your CIC Agreement or be deemed a “Constructive Termination” under your Employment Agreement; provided, that nothing shall alter the Company’s obligations under this letter or your CIC Agreement or Employment Agreement, as applicable, and you shall continue to vest in any outstanding equity awards and other benefits during such period of paid leave.
You acknowledge and agree that Section 10 of your Employment Agreement (Certain Covenants) and Section 11 of your Employment Agreement (Confidentiality; Intellectual Property) are not modified by this letter and accordingly, remain in full force and effect.

5.	Miscellaneous.
This letter will be governed and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles thereof; provided that all matters relating to the amendment of your CIC Agreement will be governed and construed in accordance with the laws of the State of Delaware pursuant to Section 16 thereof. This letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of any other provision hereof, and this letter will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified). Upon the expiration or other termination of this letter, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this letter. This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Prior to the Closing Date the parties agree not to amend this letter without the consent of L3.
[Signature Page Follows]

We thank you for your past service and are looking forward to your continued leadership.
Sincerely,
HARRIS CORPORATION
By:    /s/ Terry D. Growcock
Name:    Terry D. Growcock
Title:    Lead Independent Director

I agree with and accept the terms and conditions of this letter:

/s/ William M. Brown
Name: William M. Brown
Date: October 12, 2018

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